Exhibit 10.5

                           ENABLE IPC CORPORATION
                         CONSULTING SERVICES AGREEMENT

                             DATED MARCH 15, 2005

This Agreement is between Enable IPC Corporation, with offices located at 25030 Avenue Stanford, Unit 240, Valencia, CA ("Company") and Mark A. Daugherty ("Consultant"). Consultant agrees that as an independent consultant, Mark A. Daugherty will serve as Chief Technology Officer of the Company and shall conduct services typical of such an office, with the objective of commercializing a battery technology. This Agreement supersedes and replaces all previous employment and/or consulting agreement(s) between the two parties.

Specific efforts will be based upon the needs and objectives of the business to be mutually agreed upon with the Company and modified quarterly as appropriate. Consultant will be generally available during normal business hours for telephone consultation etc. As necessary or appropriate the scheduled time available may be modified to accommodate business meetings, travel, etc. It is expressly agreed between the parties that Consultant is not an employee of the Company.

In consideration for these services the company agrees (subject to the provisions below) to grant Consultant a total of one hundred fifty thousand (150,000) shares of common stock.

In addition, compensation in the amount of $75.00 per hour shall be paid to Consultant. Consultant shall submit monthly invoices to Company and such compensation shall be paid within thirty (30) days after receipt of invoice. This compensation may be paid in any combination of cash, common stock or options to purchase common stock as agreed to by Employee and Company. Notwithstanding the foregoing, a minimum monthly cash fee of $750.00 shall be paid to Consultant for his services.

The agreement is for a term beginning March 15, 2005 and ending March 31, 2006, and is subject to termination by either party upon 90 days written notice. This agreement may be terminated at any time, by either party, with or without cause.

This agreement represents the entire agreement between Company and Mark A. Daugherty pertaining to such services and supersedes all prior Agreements and understandings (oral or written). No modification or waiver of any provision of the Agreement shall be binding unless in writing and signed by both parties. No waiver of any provision of this Agreement shall constitute a waiver of any other provision of the Agreement. Completion of this Agreement is subject to its execution below.


Agreed:                                    CONSULTANT: ENABLE IPC CORPORATION:

/s/Mark A. Daugherty			   /s/ David A. Walker
---------------                            -----------------
Mark A. Daugherty                             David A. Walker
Consultant				      CEO
					      Enable IPC Corporation